Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
March 5, 2009

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2008
MINNEAPOLIS — March 5, 2009 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and twelve-month periods ended December 28, 2008.
Fourth Quarter Results
Lakes Entertainment reported fourth quarter 2008 revenues of $5.5 million, a 67% increase in comparison to prior-year period revenues of $3.3 million. This increase was primarily due to improved results from both the Four Winds Casino Resort and the Cimarron Casino during the current year period, as well as fees from the newly opened Red Hawk Casino for a portion of the month of December 2008.
For the fourth quarter of 2008, Lakes’ selling, general and administrative expenses were $3.5 million compared to $4.6 million in the fourth quarter of 2007. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Development costs associated with the Ohio casino resort initiative were $18.4 million during the fourth quarter of 2008. Lakes does not expect to recover these costs.
Lakes has contracts to develop and finance a casino to be built on the reservation of the Jamul Indian Village (the “Jamul Tribe”) located near San Diego, California. This project has been delayed due to various political and regulatory issues related to access to the proposed casino site. Because of these issues and the increasingly uncertain financial and credit markets, during the fourth quarter of 2008, Lakes reduced the value of its assets associated with the project. Although the value of Lakes’ assets related to the Jamul Casino project were significantly lowered, Lakes currently expects to continue with the project. Lakes acknowledges that significant risk exists related to this project. However, the Jamul Tribe has the two basic requirements to eventually build a successful project — federal recognition as an Indian Tribe and Indian land eligible for gaming. Lakes has concluded that it is not currently in its best interest to terminate its involvement with the Jamul Casino project altogether. Lakes will continue to monitor the status of this project.

Net unrealized losses on notes receivable relate to the Company’s notes receivable from Indian tribes, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the fourth quarter of 2008, net unrealized losses on notes receivable were $18.8 million, compared to net unrealized losses of $1.3 million in the prior-year period. The net unrealized losses in the fourth quarter of 2008 were primarily due to the recognition of the loss associated with the project with the Jamul Tribe in the amount of $11.8 million, discussed above. Lakes also recognized an impairment on intangible assets and land held for development related to the Jamul project in the amount of $20.0 million during the fourth quarter of 2008. Unrealized losses on the notes receivable from the Shingle Springs Tribe related to the Red Hawk Casino were approximately $6.6 million, and resulted primarily from a decline in projected interest rates and an increase in the discount rate associated with this project as a result of financial market conditions.
Lakes has received various regulatory approvals to develop a Company-owned casino on approximately 400 acres near Vicksburg, Mississippi. A total of $9.4 million had been invested as of December 28, 2008. Lakes is continuing to evaluate all alternatives associated with its Vicksburg project, including whether to proceed with development of this project or potentially sell it. As a result of the uncertainty surrounding the development of this project and due to changes in the economic environment and credit markets, Lakes adjusted the assets associated with the Vicksburg project to their estimated fair value of $5.4 million as of December 28, 2008 and recognized an impairment of approximately $4.0 million during the fourth quarter of 2008.
The loss from operations was $61.1 million for the fourth quarter of 2008, compared to $4.4 million for the fourth quarter of 2007, and resulted primarily from the items discussed above. Approximately $42.8 million of the $61.1 million loss from operations resulted from write-downs that did not impact Lakes’ cash position during the fourth quarter of 2008. The loss before discontinued operations for the fourth quarter of 2008 was $67.0 million, compared to $5.4 million in the fourth quarter of 2007. Losses from continuing operations applicable to common shareholders were $2.57 per share in the fourth quarter of 2008, compared to $0.22 per share for the fourth quarter of 2007.
Twelve Month 2008 Results
Lakes Entertainment reported revenues for the twelve-month period ended December 28, 2008 of $24.3 million, up 263% from prior-year revenues of $6.7 million. This increase was primarily due to a full twelve months of contribution of management fees from the Four Winds Casino Resort, which opened to the public on August 2, 2007.
For 2008, Lakes’ selling, general and administrative expenses decreased to $15.3 million from $17.8 million in 2007. This decrease was primarily the result of a decline in professional fees and stock option compensation expense during 2008. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Development costs associated with the Ohio casino resort initiative were $28.7 million during 2008.

Other costs and expenses for the twelve months ended December 28, 2008 included an increase in amortization of intangible assets of approximately $4.1 million primarily associated with the casino project with the Pokagon Band, which commenced upon the opening of the Four Winds Casino Resort in August 2007. Also included in other costs and expenses were the impairment losses of $20.0 million associated with the Jamul project and $4.0 million associated with the Vicksburg project, both discussed above.
For the twelve months ended December 28, 2008, net unrealized losses on notes receivable were $17.8 million, compared to net realized and unrealized gains of $7.2 million in the prior-year. Net unrealized losses during 2008 were primarily due to the unrealized losses associated with the notes receivable from the Jamul Tribe discussed above. The gains of $7.2 million in 2007 were primarily related to the notes receivable from the Shingle Springs Tribe and were due primarily to an affiliate of the Shingle Springs Tribe closing on a $450 million senior note financing to fund the Red Hawk Casino project in Shingle Springs, California, which increased the probability of the casino opening.
The loss from operations was $68.7 million for twelve months ended December 28, 2008, compared to $7.3 million for the twelve months ended December 30, 2007, and resulted primarily from the items discussed above. The loss before discontinued operations for the twelve months ended December 28, 2008 was $78.0 million, compared to $7.7 million in the prior-year. Losses from continuing operations applicable to common shareholders were $3.10 per share in the twelve months ended December 28, 2008, compared to $0.38 in 2007.
Lyle Berman, Chief Executive Officer of Lakes stated, “On December 17, 2008 we marked the successful opening of the Red Hawk Casino, located near Sacramento, California and owned by the Shingle Springs Band of Miwok Indians. We continued to manage the Four Winds Casino Resort and the Cimarron Casino and, given the uncertain economic environment across the nation, we were pleased with results that met our expectations from both of these properties.”
Mr. Berman continued, “The MyOhioNow casino resort initiative was not approved by the voters of the State of Ohio in the November 2008 election which contributed to 2008’s disappointing bottom line results. We have however, remained focused on our core operations and development projects and, given our currently open and operating projects, we believe our Company is well positioned for future growth.”
Further commenting, Tim Cope, President and Chief Financial Officer of Lakes, stated, “During the fourth quarter of 2008, we took a hard look at not only the Ohio situation, but also the Jamul and Vicksburg projects, and our involvement with WPT Enterprises, Inc. (“WPTE”). A recent meeting was held with the California Department of Transportation (“Caltrans”) in which a mutually agreeable course of action was determined to move forward with certain environmental studies requested by Caltrans. While we plan to continue to move forward with this work and our casino project with the Jamul Indian Village near San Diego, California, we re-evaluated the likelihood of a near-term successful opening and considered the downturn in the financial and credit markets, all of which resulted in a negative impact on the value of our assets associated with this project. In Mississippi, we are continuing to evaluate all alternatives associated with our Vicksburg project, including whether to proceed with development of this project or potentially sell it. Once again, as a result of the uncertainty surrounding the development of this project and due to changes in the economic environment and credit markets, we have taken an impairment related to this project during the fourth quarter. Finally, during the fourth quarter of 2008, we completed the distribution of all of our Company’s shares in WPTE through a stock dividend. As a result of this dividend, our shareholders were provided with an opportunity to monetize the value of WPTE shares. Lakes can now provide more transparency in SEC filings as operations of WPTE after November 21, 2008 are not included in Lakes’ results of operations and historical results up to that date are included only as discontinued operations.”
Mr. Cope Continued, “We continue to move forward focused on increasing shareholder value. We fully recognize that our long-term success depends not only on achieving strong operating performance at each of our managed properties during 2009, but also on seeking new business opportunities which will help us reach our goals.”
Liquidity and Balance Sheet
As of December 28, 2008, Lakes had $6.2 million in cash and cash equivalents and $22.2 million of long-term investments in securities recorded at fair value. All investments in securities are Auction Rate Securities (“ARS”) and held by UBS Financial Services, Inc (“UBS”). As a result of liquidity issues surrounding the ARS, the ARS are classified as long-term investments in securities. Lakes continues to earn and receive interest on the ARS at contractually set rates. On November 3, 2008, Lakes accepted an offer from UBS giving the Company nontransferable rights to sell the ARS at par value to UBS at any time during the period of June 30, 2010, through July 2, 2012. The par value of the ARS is approximately $26.8 million.
During October 2008, Lakes entered into a client agreement (the “Credit Line”) with UBS, which enabled Lakes to draw $18.2 million, and is secured by the ARS held at UBS. Amounts borrowed under the Credit Line are due and payable on demand and bear interest at a floating interest rate equal to the sum of the prevailing daily 30-day LIBOR plus 100 basis points. Amounts previously drawn under a margin account agreement were transferred to the Credit Line and the entire remaining amount available under the Credit Line was drawn upon its execution. As of December 28, 2008, approximately $18.2 million was outstanding under the Credit Line.
Also during October 2008, Lakes closed on a two-year interest only $8 million non-revolving line of credit loan agreement with First State Bank. The interest rate of the loan is 8.95%. Lakes has drawn $2 million on this loan agreement through the date of this release.
Lakes had notes receivable from Indian tribes, recorded at $63.9 million as of December 28, 2008. Long-term contract acquisition costs payable related to the Pokagon Band contract were $5.3 million as of December 28, 2008.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 28, 2008
	(Unaudited)	December 30, 2007

Assets
Current assets:
Cash and cash equivalents	$6,170	$5,396
Investments in securities	—	30,575
Accounts receivable	2,407	812
Other current assets	1,232	98
Current portion of notes receivable from Indian tribes	9,151	—
Current assets of discontinued operations	—	32,511

Total current assets	18,960	69,392

Property and equipment, net	10,985	15,171

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	63,856	78,795
Land held for development	1,810	7,631
Intangible assets, net of accumulated amortization of $9.7 million and $2.8 million	47,586	65,910
Other	4,781	5,176
Less: Current portion of notes receivable from Indian tribes	(9,151)	—

Total long-term assets related to Indian casino projects	108,882	157,512

Other assets:
Investments in securities, (including put rights)	26,544	—
Deferred tax asset	—	4,878
Other long-term assets	73	60
Noncurrent assets of discontinued operations	—	9,088

Total other assets	26,617	14,026

Total assets	$165,444	$256,101

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$531	$823
Income taxes payable	16,241	16,369
Accrued payroll and related costs	1,745	1,800
Short-term debt	18,152	—
Current portion of contract acquisition costs payable, net of $0.5 and $1.2 million discount	2,089	1,903
Other accrued expenses	1,383	772
Current liabilities of discontinued operations	—	5,799

Total current liabilities	40,141	27,466

Long-term liabilities:
Long-term debt	2,000	—
Contract acquisition costs payable, net of current portion and $2.0 million and $2.5 million discount	5,253	7,342

Total liabilities	47,394	34,808

Commitments and contingencies
Minority interest of discontinued operations	—	13,995

Shareholders’ equity:
Series A convertible, nonvoting preferred stock, $.01 par value, with no dividend rights and no liquidation preference; authorized 7,500 shares; 4,458 issued and outstanding at December 30, 2007	—	45
Common stock, $.01 par value; authorized 200,000 shares; 26,237 and 24,516 issued and outstanding at December 28, 2008, and December 30, 2007, respectively	262	245
Additional paid-in capital	186,971	190,228
(Accumulated deficit) retained earnings	(69,183)	16,766
Accumulated other comprehensive earnings	—	14

Total shareholders’ equity	118,050	207,298

Total liabilities and shareholders’ equity	$165,444	$256,101

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

Revenues:
Management, consulting and development fees	$5,452	$3,231	$24,269	$6,645
License fees	10	19	61	95

Total revenues	5,462	3,250	24,330	6,740

Costs and expenses:
Selling, general and administrative	3,537	4,579	15,258	17,768
Ohio initiative costs	18,366	—	28,749	—
Impairment losses	23,962	—	23,962	331
Amortization of intangible assets related to Indian casino projects	1,814	1,681	6,856	2,806
Depreciation	80	92	336	370

Total costs and expenses	47,759	6,352	75,161	21,275

Net realized and unrealized gains (losses) on notes receivable	(18,820)	(1,275)	(17,836)	7,229

Loss from operations	(61,117)	(4,377)	(68,667)	(7,306)

Other income (expense):
Interest income	134	518	985	6,772
Interest expense	(488)	(305)	(1,551)	(951)
Amortization of debt issuance costs	(5)	—	(5)	(95)
Loss on extinguishment of debt	—	—	—	(3,830)
Other	83	17	321	95

Total other income (expense), net	(276)	230	(250)	1,991

Loss before income taxes and discontinued operations	(61,393)	(4,147)	(68,917)	(5,315)
Income taxes	5,598	1,301	9,108	2,399

Loss before discontinued operations	(66,991)	(5,448)	(78,025)	(7,714)
Discontinued operations	(1,519)	(1,141)	(8,298)	(5,890)

Net loss	(68,510)	(6,589)	(86,323)	(13,604)

Stock warrant inducement discount	—	—	—	1,444

Net loss applicable to common shareholders	(68,510)	(6,589)	(86,323)	(15,048)

Loss applicable to common shareholders per share — basic — continuing operations	($2.57)	($0.22)	($3.10)	($0.38)

Loss applicable to common shareholders per share — basic — discontinued operations	($0.06)	($0.05)	($0.33)	($0.25)

Loss applicable to common shareholders per share — basic	($2.63)	($0.27)	($3.43)	($0.63)

Weighted-average common shares outstanding — basic	26,082	24,513	25,201	23,948